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                                                                    EXHIBIT 5.1


                  [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



                                                                 April 2, 1997
W.R. Berkley Corporation
W.R. Berkley Capital Trust
165 Mason Street
Greenwich, CT  06836-2518

                    Re:  W.R. Berkley Corporation
                         W.R. Berkley Capital Trust
                         Registration Statement on Form S-4
                         File No. 333-20871
                         ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to W.R. Berkley Corporation, a Delaware corporation (the "Corporation"), and W.R. Berkley Capital Trust, a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to: (i) the proposed issuance by the Trust of $210,000,000 aggregate Liquidation Amount of the Trust's 8.197% Capital Securities (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $210,000,000 aggregate Liquidation Amount of the Trust's outstanding 8.197% Capital Securities (the "Old Capital Securities"); (ii) the proposed issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the New Capital Securities, of the Corporation's 8.197% Junior Subordinated Deferrable Interest Debentures due December 15, 2046 (the "New Junior Subordinated Debentures") registered under the Securities Act in exchange for a like aggregate principal amount of the Company's outstanding 8.197% Junior Subordinated Deferrable Interest Debentures due December 15, 2046 (the "Old Junior Subordinated Debentures"); and
(iii) the Corporation's guarantee of the New Capital Securities (the "New Guarantee") registered under the Securities Act in exchange for the Corporation's guarantee of the Old Capital Securities (the "Old Guarantee").
The New Capital Securities will be issued under an Amended and Restated Declaration of Trust for the Trust, dated December 20, 1996 (the "Amended Declaration"), among the Corporation, as sponsor of the Trust, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the Administrative Trustees named therein. The New Junior Subordinated Debentures will be issued under an Indenture, dated as of December 20, 1996 (the "Indenture"), between the Corporation and The Bank of New York, as debenture trustee.

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W.R. Berkley Corporation
W.R. Berkley Capital Trust
April 2, 1997
Page 2


     In rendering the opinions hereinafter set forth, we have examined such documents and records as we deemed appropriate, including the following:

                 (i) Copy of the Restated Certificate of Incorporation of the Corporation, certified as of a recent date by the Secretary of State of the State of Delaware;

                (ii) Copy of the By-Laws of the Corporation, as amended, certified as of a recent date by the Secretary of the Corporation to be a true and complete copy;

               (iii) Copies, certified by the Secretary of the Corporation to be true copies, of resolutions of the Board of Directors of the Corporation and the Executive Committee of the Board of Directors of the Corporation authorizing the exchange of the Old Capital Securities for the New Capital Securities;

                (iv) Executed counterparts of the Amended Declaration;

                 (v)  Form of the New Capital Security;

                (vi) Executed counterparts of the Indenture;

               (vii) Form of the New Junior Subordinated Debenture;

              (viii) Form of the New Guarantee; and

                (ix) Executed counterparts of the Registration Rights Agreement, dated as of December 20, 1996 (the "Registration Rights Agreement"), among the Trust, the Corporation and the Initial Purchasers named therein.

          In addition, as to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation, the Administrative Trustees of the Trust and public officials.

           In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due

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W.R. Berkley Corporation
W.R. Berkley Capital Trust
April 2, 1997
Page 3

execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

         Based upon the foregoing, we are of the opinion that:

         (1) The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Corporation and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Old Junior Subordinated Debentures as contemplated in the Registration Rights Agreement, the New Junior Subordinated Debentures will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         (2) The New Guarantee has been duly authorized by all requisite corporate action of the Corporation and, when executed and delivered to The Bank of New York, as guarantee trustee, as contemplated in the Registration Rights Agreement, the New Guarantee will constitute a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, The General Corporation Law of the State of Delaware and the federal laws of the United States of America. With respect to matters relating to the Business Trust Act of the State of Delaware, we have relied upon the opinion of Prickett, Jones, Elliot, Kristol & Schnee, special Delaware counsel to the Trust, dated the date hereof.

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W.R. Berkley Corporation
W.R. Berkley Capital Trust
April 2, 1997
Page 4


         Except as set forth below, this opinion is for your use only and, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose. We hereby consent to the use of our name under the heading "Validity of New Securities" in the prospectus which forms a part of the Registration Statement. We also consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ Willkie Farr & Gallagher